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                                                                    EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm as "Experts" in Item 3 of the Registration Statement (Form S-8) pertaining to the Triad Hospitals, Inc. Management Stock Purchase Plan and the Triad Hospitals, Inc. Outside Director's Stock and Incentive Compensation Plan and to the incorporation by reference therein of our report dated February 26, 1999, with respect to the combined financial statements of Triad Hospitals, Inc. and its subsidiaries included in Triad's Registration Statement on Form 10 at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, filed with the Securities and Exchange Commission.


                                         /s/ Ernst & Young LLP
                                         Ernst & Young LLP

Nashville, Tennessee
May 10, 1999